EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Weyerhaeuser Company:

We consent to the incorporation by reference in the registration statement (No. 333-204721 on Form S-3 and Nos. 333-209617, 333-188256, 333-183980, 333-182810, 333-182224 on Form S-8) of Weyerhaeuser Company of our reports dated February 16, 2018, with respect to the consolidated balance sheets of Weyerhaeuser Company as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of Weyerhaeuser Company.

/s/ KPMG LLP
Seattle, Washington
February 16, 2018